Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase, dated December 29, 2025, and the related Letter of Transmittal and any amendments or supplements to such Offer to Purchase or Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock

of

APPLIED THERAPEUTICS, INC.

at

$0.088 PER SHARE, NET IN CASH, PLUS ONE CONTINGENT VALUE RIGHT (“CVR”) PER SHARE REPRESENTING THE CONTRACTUAL RIGHT TO RECEIVE UP TO FOUR CONTINGENT CASH PAYMENTS OF UP TO AN AGGREGATE OF $0.40 PER CVR UPON THE ACHIEVEMENT OF SPECIFIED MILESTONES PLUS THE PRO RATA PORTION OF ANY CLOSING CASH PAYMENT

Pursuant to the Offer to Purchase dated December 29, 2025

by

AT2B, INC.

an indirect wholly owned subsidiary

of

CYCLE GROUP HOLDINGS LIMITED

AT2B, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Cycle Group Holdings Limited, a private limited company incorporated in England and Wales (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (each, a “Share” and collectively, the “Shares”), of Applied Therapeutics, Inc., a Delaware corporation (the “Company”), at a purchase price of (i) $0.088 per Share, net to the seller in cash, without interest (the “Closing Amount”), plus (ii) one non-tradeable contingent value right (each, a “CVR”) per Share, which represents the contractual right to receive up to four contingent cash payments up to an aggregate of (x) $0.40 per CVR per Share plus (y) an amount equal to each CVR holder’s pro rata portion of any Closing Cash Payment (as defined in the CVR Agreement) upon the achievement of the specified milestones and existence of Closing Cash (as defined in the CVR Agreement) that exceeds $500,000 but is less than $1,500,000 at the Effective Time (as defined below), in each case, in accordance with the terms and subject to the conditions of a contingent value rights agreement (the “CVR Agreement”) to be entered into with a rights agent selected by Parent and reasonably acceptable to the Company, if any, at the times provided for in the CVR Agreement, net to the seller in cash, without interest (the Closing Amount plus one CVR per Share, collectively, or any higher amount per Share paid pursuant to the Offer, the “Offer Price”) and less any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 29, 2025, and in the related letter of transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

Stockholders of record who tender directly to Equiniti Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as may be set forth in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M.,

EASTERN TIME, ON JANUARY 27, 2026 (SUCH DATE, OR ANY SUBSEQUENT DATE TO

WHICH THE EXPIRATION OF THE OFFER IS EXTENDED, THE “EXPIRATION DATE”), UNLESS

THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 11, 2025 (as it may be amended from time to time, the “Merger Agreement”), among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that, unless otherwise agreed by the Company, Parent and Purchaser, as soon as practicable following the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company (the “Merger”) and the separate existence of Purchaser will cease and the Company will continue as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and effected without a vote of the Company stockholders. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed to by Purchaser and the Company and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”) (other than (i) Shares held in the treasury of the Company, (ii) Shares owned by Parent, Purchaser, the Company or any of their respective direct or indirect wholly owned subsidiaries, (iii) Shares irrevocably accepted for purchase in the Offer and (iv) Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 262 of the DGCL will be converted into the right to receive the Offer Price, less applicable withholding of taxes. As a result of the Merger, the Company will cease to be publicly traded.

The Offer is not subject to any financing condition. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in Section 15 of the Offer to Purchase (collectively, the “Offer Conditions”). Among the Offer Conditions are: (i) the Minimum Tender Condition (as defined below); (ii) the HSR Condition (as defined below); (iii) the Regulatory Condition (as defined below); (iv) the accuracy of the Company’s representations and warranties set forth in the Merger Agreement as of specified times, and the performance of the Company’s covenants set forth in the Merger Agreement, in each case, to specified standards of materiality; and (v) since the date of the Merger Agreement, there not having occurred a Material Adverse Effect (as defined in the Offer to Purchase). The “Minimum Tender Condition” means that the number of Shares validly tendered and not validly withdrawn, together with any Shares beneficially owned by Parent or any of its wholly owned subsidiaries (including Purchaser), represents at least a majority of the Shares outstanding at the time of the consummation of the Offer. The “HSR Condition” means that, to the extent applicable, any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), has expired or been terminated. The “Regulatory Condition” means that no court of competent jurisdiction has issued an order, decree or ruling or taken any other action restraining, making illegal, enjoining or otherwise prohibiting the acquisition of or payment for the Shares pursuant to the Offer or the consummation of the Merger, and no law applicable to the Offer or the Merger restraining, making illegal, enforcing or otherwise prohibiting the acquisition of or payment for the Shares pursuant to the Offer or the consummation of the Merger shall be in effect.

The Board of Directors of the Company has unanimously: (i) determined that the Merger Agreement, the Promissory Note and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and the holders of the Shares; (ii) adopted the Merger Agreement and approved the execution, delivery and performance by the Company of the Merger Agreement, the Promissory Note and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iii) resolved to recommend that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer.

The Merger Agreement provides that, subject to the terms and conditions in the Merger Agreement, (a) if at any scheduled Expiration Date any Offer Condition is not satisfied and has not been waived (to the extent permitted under the Merger Agreement), Purchaser will extend the Offer for one or more periods of time of up to ten (10) business days per extension and (b) Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”), the staff thereof or Nasdaq Capital Market (“Nasdaq”) applicable to the Offer. However, Purchaser is not required to, and Purchaser will not, under any circumstances, without the prior written consent of the Company, extend the Offer beyond the Outside Date. The “Outside Date” means June 11, 2026.

If the Offer is consummated, Purchaser will not seek the approval of the Company’s remaining stockholders before effecting the Merger. Parent, Purchaser and the Company have elected to have the Merger Agreement and the transactions contemplated thereby governed by Section 251(h) of the DGCL and agreed that, subject to the satisfaction or waiver of certain conditions, the Merger will be effected as soon as practicable following the consummation of the Offer, but in no event later than the first business day after the satisfaction or waiver of the conditions to the Merger (or on such other date as Parent and the Company may mutually agree). Under Section 251(h) of the DGCL, the consummation of the Merger does not require a vote or action by written consent of the Company’s stockholders.

The Merger Agreement provides, among other things, that, without the prior written consent of the Company, Purchaser may not: (A) decrease the Closing Amount or amend the terms of the Milestones and Closing Cash Proceeds (as each is defined in the CVR Agreement), (B) change the form of consideration payable in the Offer; (C) decrease the number of Shares sought to be purchased in the Offer; (D) amend, modify or waive the Minimum Tender Condition; (E) add to the Offer Conditions or impose any other conditions to the Offer; (F) amend or modify the Offer Conditions in a manner adverse to the holders of Shares; (G) extend the Expiration Date in a manner other than as required or permitted by the Merger Agreement; or (H) make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or Purchaser to consummate the Offer.

Except as set forth above, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC and other applicable laws and regulations, Purchaser expressly reserves the right to waive any Offer Condition, at any time and from time to time, or to modify or amend the terms of the Offer, including the Offer Price. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not validly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of or payment for Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on Purchaser’s behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 of the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making payment for the Shares.

In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”), if any, or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or book-entry transfers with respect to Shares are actually received by the Depositary. Tendering stockholders who wish to tender their Shares pursuant to the Offer and cannot deliver such Share Certificates or all other required documents to the Depositary or cannot complete the procedure for delivery by book-entry transfer described in Section 3 of the Offer to Purchase, in each case prior to the Expiration Date, may tender their Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after February 27, 2026, if Purchaser has not accepted them for payment by the end of February 27, 2026. For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an eligible institution, unless such Shares have been tendered for the account of an eligible institution. If Shares have been tendered pursuant to the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary. Withdrawals of tenders of Shares may not be rescinded and any Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided Parent and Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal, as well as the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash by a holder of Shares pursuant to the Offer or the Merger will be a taxable transaction to U.S. stockholders for U.S. federal income tax purposes. See Section 5 of the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. Stockholders should consult with their own tax advisor to determine the particular tax consequences to them of the Offer and the Merger. For a more complete description of the principal U.S. federal income tax consequences and the Merger, see the Offer to Purchase.

The Offer to Purchase, the related Letter of Transmittal and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of the Company’s Board of Directors and the reasons therefor) contain important information. Stockholders should carefully read all documents in their entirety before any decision is made with respect to the Offer.

Questions or requests for assistance may be directed to MacKenzie Partners, Inc. (the “Information Agent”) at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

7 Penn Plaza

New York, New York 10001

(212) 929-5500

or

CALL TOLL-FREE 1-800-322-2885

Email: tenderoffer@mackenziepartners.com